EXHIBIT 95

Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 104 of Regulation S-K contain certain reporting requirements regarding coal or other mine safety.  The Company, through its subsidiaries Specialty Minerals Inc., Barretts Minerals Inc., and American Colloid Company, operates fourteen mines in the United States.  The operation of our mines is subject to regulation by the federal Mine Safety and Health Administration ("MSHA") under the Federal Mine Safety and Health Act of 1977 (the "Mine Act"). MSHA inspects our mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act.

The following table sets forth the required information with respect to each mine for which we are the operator for the period April 1, 2024 to June 30, 2024:

Mine	Section 104(a) S&S	Section 104(b)	Section 104(d)	Section 110(b)(2)	Section 107(a)	Proposed Assessments	Fatalities
	(A)	(B)	(C)	(D)	(E)	(F)	(G)
Lucerne Valley, CA 04-00219	1	0	0	0	0	$0	0
Canaan, CT 06-00019	1	0	0	0	0	$1,870	0
Adams, MA 19-00035	0	0	0	0	0	$0	0
Barretts Mill, Dillon, MT* 24-00157	0	0	0	0	0	$0	0
Regal Mine, Dillon, MT * 24-01994	0	0	0	0	0	$0	0
Treasure Mine, Dillon, MT* 24-00160	0	0	0	0	0	$0	0
Belle/Colony Mine, WY 48-00888	0	0	0	0	0	$441	0
Belle Fourche Mill, SD 39-00049	0	0	0	0	0	$147	0
Colony East, WY 48-00594	0	0	0	0	0	$682	0
Colony West, WY 48-00245	0	0	0	0	0	$3,450	0
Gascoyne, ND 32-00459	1	0	0	0	0	$0	0
Lovell, WY 48-00057	0	0	0	0	0	$3,434	0
Sandy Ridge, AL 01-00093	0	0	0	0	0	$0	0
Yellowtail, WY 48-00607	0	0	0	0	0	$0	0
Ste. Genevieve, MO 23-02564	0	0	0	0	0	$407	0
* These mines were sold on April 29, 2024.

(A)
The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard under section 104 of the Mine Act for which we received a citation from MSHA.

(B)	The total number of orders issued under section 104(b) of the Mine Act.

(C)	The total number of citations and orders for unwarrantable failure of the Company to comply with mandatory health or safety standards under section 104(d) of the Mine Act.

(D)	The total number of flagrant violations under section 110(b)(2) of the Mine Act.

(E)	The total number of imminent danger orders issued under section 107(a) of the Mine Act.

(F)	The total dollar value of proposed assessments from MSHA under the Mine Act.

(G)	The total number of mining-related fatalities, other than fatalities determined by MSHA to be unrelated to mining activity.

During the period April 1, 2024 to June 30, 2024, we did not receive any written notice from MSHA, with respect to any mine for which we are the operator, of (A) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health and safety hazards under section 104(e) of the Mine Act or (B) the potential to have such a pattern.

The following table sets forth the required information with respect to legal actions before the Federal Mine Safety and Health Review Commission involving each mine for which we are the operator for the period April 1, 2024 to June 30, 2024:

Mine	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period
Lucerne Valley, CA	0	0	0
Canaan, CT	0	0	0
Adams, MA	0	0	4
Barretts Mill, Dillon, MT	0	0	0
Regal Mine, Dillon, MT	0	0	0
Treasure Mine, Dillon, MT	0	0	0
Belle/Colony Mine, WY	0	0	0
Belle Fourche Mill, SD	0	0	0
Colony East, WY	0	0	0
Colony West, WY	0	0	0
Gascoyne, ND	0	0	0
Lovell, WY	0	0	0
Sandy Ridge, AL	0	0	0
Yellowtail, WY	0	0	0
Ste. Genevieve, MO	0	0	0